Exhibit 10.1

HERITAGE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

1. Purpose. The purpose of the Heritage Financial Corporation Deferred Compensation Plan is to enable directors and selected key officers of HERITAGE FINANCIAL CORPORATION and its affiliates to elect to defer all or a portion of the fees and compensation payable in cash by the Company or an affiliate on account of service as a director or employee. The Plan is intended to serve as a means of maximizing the effectiveness and flexibility of the compensation arrangements of Participants and as an aid in attracting and retaining individuals of outstanding abilities and specialized skills for service with the Company and/or an affiliate. The Plan shall be an unfunded plan for tax purposes and for purposes of Title I of ERISA, and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2. Terms. As used in the Plan, capitalized terms have the meanings set forth in Section 16.

3. Effective Date. The Plan is effective as of July 1, 2012.

4. Plan Administration. The Plan shall be administered by the Committee. The Committee has the sole authority to select the individuals, from among those eligible, who may participate under the Plan, and to establish all other participation requirements. The Committee is authorized to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it deems advisable to carry out the Plan. Any decision made by the Committee under the Plan shall be in its sole discretion and final and binding on the Participants involved and all other individuals.

5. Eligibility and Participation

(a) Eligibility. Any director or key officer of the Company or an affiliate may be designated by the Committee to participate in the Plan; provided, however, that employees eligible for designation shall be limited to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA.

(b) Participation. Any eligible director or key officer shall be a “Participant” as of the date designated by the Committee, and his or her status as a Participant shall continue until the date on which all payments due under the terms of the Plan have been made.

6. Election to Defer Income

(a) In General. To the extent permitted by the Committee, for any particular Plan Year or particular Participant, a Participant may be given the opportunity to make an irrevocable election (“Election”) to defer receipt of all or a portion of the fees or compensation otherwise payable to the Participant in cash (“Income”). Income with respect to which an Election has been made (and has not been revoked) shall be referred to hereinafter as “Deferred Income.”

(b) Timing of Elections. An Election to defer receipt of Income under the Plan shall be properly filed with the Company based upon deadlines established by the Committee, as may be reflected in the applicable Election, but in no event later than the following, as applicable:

(i) The last business day of the calendar year preceding the year in which the Income is earned, or such earlier time as established by the Committee;

(ii) 30 days after the respective Participant first becomes eligible to participate in the Plan; provided that Income with respect to which the Election is made only relates to services performed after the date of the Election; and provided, further, that if the Participant was eligible to participate in any account balance plans sponsored by the Company or an affiliate (as contemplated in the plan aggregation rules under Code Section 409A prior to becoming eligible to participate in the Plan, the initial deferral election under the Plan shall not be effective until the calendar year following the calendar year in which the Participant became eligible to participate in the Plan; or

(iii) Six months prior to the end of an applicable performance period; provided that such Election is with respect to compensation that qualifies as “performance-based compensation” as defined under Code Section 409A.

Unless otherwise provided by the Committee, all Elections shall continue in effect until the Participant delivers to the Company a written modification of an Election or a written revocation of an Election. Absent revocation of an Election, the Election shall automatically apply to each subsequent calendar year.

(c) Manner of Election. Elections shall be made in writing in accordance with Code Section 409A and with such rules and procedures as the Committee may prescribe; provided, however, that each Election to defer shall specify the amount to be deferred, expressed either as a fixed dollar amount or a percentage of Income, and the time and manner of payment.

(d) Modification of Election. Modifications to existing Elections that change the timing or method of payment shall be subject to the following:

(i) The revised Election may not take effect until at least 12 months after the date it is filed with the Committee; and

(ii) The revised Election relating to a specified payment time or fixed payment schedule shall be made not later than 12 months prior to the first scheduled payment date reflected in the most recent Election; and

(iii) To the extent required under Code Section 409A, the revised payment date shall be not sooner than the five-year anniversary of the previously scheduled payment date.

(e) Revocation of Election. In the case of an Unforeseeable Financial Emergency, the Participant’s Election, if any, shall be cancelled for the remainder of the calendar year, as permitted under Code Section 409A.

7. Company Contributions

(a) The Company and/or any affiliate shall have the right, in its sole discretion, at any time, for any reason, to make contributions to the Plan on behalf of any Participant (“Company Contributions”). Company Contributions shall be made pursuant to a written notice that sets forth the terms and conditions of the award (“Participation Agreement”).

(b) Company Contributions may take the form of a single contribution, a series of contributions, matching contributions, or any combination thereof and may be determined on the basis of criteria determined by the Committee.

(c) The Committee reserves the right to subject any or all Company Contributions to restrictions and other terms or conditions, in its sole discretion.

(d) Receipt of a Company Contribution shall not entitle the Participant to any future Company Contribution and shall not entitle any other Participant or eligible employee or director to a Company Contribution.

8. Record and Crediting of Deferred Amounts

(a) Deferred Income Account. The Company shall credit the amount of any Deferred Income to a memorandum account on the Company’s or applicable affiliate’s books and records/financial statements for the benefit of the Participant (“Deferred Income Account”) no later than the last day of the calendar quarter in which such Income would otherwise have been paid to the Participant. As of each December 31 and until such time as the Participant’s Deferred Income Account is fully distributed, the Participant’s Deferred Income Account shall be credited with a notional rate of return based upon the rate determined by the Committee (the “Interest Rate”). The Interest Rate for the Deferred Income Account as of the Effective Date shall be the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of the applicable Plan Year, subject to change from time to time by the Committee.

(b) Company Contribution Account. The Company shall credit the amount of any Company Contributions to a memorandum account on the Company’s or applicable affiliate’s books and records/financial statements for the benefit of the Participant (“Company Contribution Account”) as may be provided by the Committee at the time of such award. As of each December 31 and until such time as the Participant’s Company Contribution Account is fully distributed, the Participant’s Company Contribution Account shall be credited with the Interest Rate. As of the Effective Date, the Interest Rate for the Company Contribution Account, which may or may not be the same notional rate of return used for purposes of the Deferred Income Account, shall be the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of the applicable Plan Year, subject to change from time to time by the Committee.

(c) Value and Statement of Account. The Company shall provide each Participant with a statement of the activity in, and value of, the Participant’s Plan Account, including the amount of Deferred Income, Company Contributions and any income or loss attributable to the respective Plan Account, determined as of the Valuation Date, or more frequently as may be determined by the Committee.

9. Payment of Plan Account

(a) In General. No withdrawals or payments shall be made from the Plan Accounts except as provided in this Section 9.

(b) Payment Events. Subject to Section 9(c) and Section 15(l), a Deferred Income Account shall be payable in either a single payment or up to 10 annual installments commencing on the first day of the month following the occurrence of a Payment Event, as shall be reflected in the most recently applicable Election. All rules applicable to the distribution of a Company Contribution Account shall be specified in the applicable Participation Agreement. In the event an Election or Participation Agreement has not provided specific rules with respect to the distribution of the Plan Account, such distribution shall be made in accordance with this Section 9. A “Payment Event” shall be the earliest of the following to occur:

(i)	The Participant’s Separation from Service;

(ii)	The Participant’s death or Disability; or

(iii)	A date certain, as may be specified in the Election.

(c) Manner of Payment. A Participant may make an Election, consistent with Section 6, to receive a distribution of the Participant’s Deferred Income Account in either a single payment or in up to 10 annual installments; if the Participant elects more than one installment payment, the amount of each installment payment shall be a fraction of the value of the Participant’s Plan Account, determined as of the Valuation Date preceding the date of the installment payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. If no Election is made in accordance with this Section 9(c), distribution of the Participant’s Deferred Income Account shall be made in a single payment on the first day of the month following the occurrence of a Payment Event.

(d) Hardship Distributions. The Committee, whether or not a Payment Event has occurred, may accelerate payment of amounts credited to a Participant’s Deferred Income Account (and, if permitted by the Committee, the Company Contribution Account) if requested by the Participant and if the requirements of this Section 9(d) are met. Such acceleration may occur only in the event of an Unforeseeable Financial Emergency, and the amount of any distribution shall be limited to the amount deemed reasonably necessary to satisfy such Unforeseeable Financial Emergency. As provided in Section 6(e), upon payment of a benefit to a Participant due to an Unforeseeable Financial Emergency, such Participant’s Election, if any, for the remainder of the calendar year shall be cancelled.

(e) Death or Disability of Participant. In the event that a Participant shall die or become Disabled at any time prior to complete distribution of all amounts payable to the Participant under the provisions of the Plan, (i) the unpaid balance of the Participant’s Deferred Income Account shall be paid to the Participant or the Participant’s Beneficiary or Beneficiaries in a lump sum within 90 days, unless another form of payment is provided in the Participant’s most recent Election and has been in place for at least 12 months and (ii) the unpaid balance of the Participant’s Company Contribution Account shall be paid to the Participant or the Participant’s beneficiary as provided in the applicable Participation Agreement.

(f) Tax Withholding. The Company may withhold any taxes that are required to be withheld from the benefits provided under the Plan. The Company’s sole liability regarding taxes shall be to forward any amounts withheld to the appropriate taxing authorities and to satisfy all applicable reporting requirements.

(g) Limited Cashout. Notwithstanding any provision of the Plan or any Election or Participation Agreement to the contrary, if a Participant’s Plan Accounts have a combined balance at the time of the Participant’s Separation from Service (along with any other nonqualified deferred compensation that must be aggregated with the Plan pursuant to Code Section 409A) that is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) ($17,000 for calendar year 2012), the Participant’s balance in his or her Plan Account, and all other plans aggregated pursuant to Code Section 409A, may, in the Company’s discretion, be distributed in a single lump sum prior to two and one-half months following the end of the calendar year in which the Separation from Service occurs. Upon the date of payment pursuant to this Section, the Participant shall have no further interest under the Plan or any similar deferred compensation arrangements with the Company (as provided in the plan aggregation rules under Code Section 409A).

10. Effect of Change in Control. In the event of a Change in Control, (a) the entire unpaid balance of each Deferred Income Account shall be distributed in a single lump sum to the Participant as of the effective date thereof and (b) the entire unpaid balance of the Participant’s Company Contribution Account shall continue to be distributed to the Participant as provided in the applicable Participation Agreement.

11. Beneficiaries

(a) Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 11(b), the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant or former Participant:

(i)	Spouse at the time of the Participant’s death,

(ii)	Issue, per stirpes,

(iii)	Parents, or

(iv)	Executor or administrator of the Participant’s estate.

(b) Designated Beneficiary or Beneficiaries. A Participant may sign a document prescribed by the Committee designating a “Beneficiary” or “Beneficiaries” to receive any benefit payable under the Plan and shall provide such document to the Committee. In the event a Participant dies at a time when a designation is on file that does not dispose of the total benefit distributable under the Plan, then the portion of such benefit distributable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be distributed to a Beneficiary determined under Section 11(a). Any ambiguity in a Beneficiary designation shall be resolved by the Committee.

12. Unsecured Obligations

(a) Unsecured Obligations. The obligation of the Company to make payments under the Plan shall be a general obligation of the Company, and such payments shall be made from general assets and property of the Company. In the event that the Participant is employed by an affiliate of the Company, the obligation to the Participant under the Plan shall be that of such affiliate and not the Company; accordingly, in such circumstances, references to the Company herein may be references to such affiliate. Where the obligation to make payments under the Plan is that of an affiliate of the Company, the Company shall not be a guarantor of such obligation, nor shall any other affiliate of the Company be such a guarantor. Where the Participant is employed by the Company or an affiliate and one or more other affiliates of the Company, the obligation to make payments under the Plan with respect to such Participant shall be allocated in a manner consistent with the allocation of the compensation expense among the Company and the affiliates for such Participant. The Participant’s relationship to the Company under the Plan shall be that of a general unsecured creditor only and neither the Plan nor any agreement entered into hereunder or action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind. The Company may establish an irrevocable grantor trust for purposes of holding and investing the Plan Account balances but such establishment shall not create any rights in or against any amount so held.

(b) Investments. In its sole discretion, the Company may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Company to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Company or property of a trust. Participants and Beneficiaries shall have no rights, other than as general unsecured creditors, with respect to such policies, annuities or other acquired assets.

13. Claims Administration

(a) Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be distributed shall make a claim for such benefits as set forth below.

(i) Initiation – Written Claim. The claimant may initiate a claim by submitting to the Company a written claim for benefits. If such a claim relates to the contents of a notice received by the claimant, the claim shall be made within 60 days after such notice was received by the claimant; all other claims shall be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim shall state with particularity the determination desired by the claimant.

(ii) Timing of Company Response. The Company shall respond to such claimant within 90 days (45 days for a claim based on Disability) after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days (45 days for a claim based on Disability) by notifying the claimant in writing, prior to the end of the initial 90-day period (45-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Company expects to render its decision.

(iii) Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b) Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial as set forth below.

(i) Initiation – Written Request. To initiate the review, the claimant shall file with the Company a written request for review within 60 days (180 days for a claim based on Disability) after receiving the Company’s notice of denial.

(ii) Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iii) Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv) Timing of Company Response. The Company shall respond in writing to such claimant within 60 days (45 days for a claim based on Disability) after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company may extend the response period by an additional 60 days (45 days for a claim based on Disability) by notifying the claimant in writing, prior to the end of the initial 60-day period (45-day period for a claim based on Disability), that an additional period is required. The notice of extension shall set forth the special circumstances and the date by which the Company expects to render its decision.

(v) Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(c) Designation. The Company may designate any other person of its choosing to make any determination otherwise required under this Section.

(d) Legal Action. A claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

14. Amendment and Termination

(a) Amendment. The Committee may at any time amend the Plan in whole or in part; provided, however, that no amendment shall decrease any amount then credited to a Plan Account.

(b) Company’s Right to Terminate. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at some time in the future. Accordingly, to the maximum extent permitted pursuant to Code Section 409A, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Participants by action of the Board. Upon the termination of the Plan, each Plan Account shall remain in the Plan until the Participant becomes eligible for the benefits provided under the Plan in accordance with the terms of the Plan unless otherwise permitted by Code Section 409A. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing provisions of this Section 14(b), if the Board determines that it is permissible to distribute a Plan Account by reason of Plan termination without violating the prohibition on acceleration of payments under Code Section 409A, the Board may elect to distribute a Plan Account following termination of the Plan, in which case the date of the Plan termination will be treated as the date of the Participant’s Separation from Service. Upon the termination of the Plan and a permitted distribution, each Participant shall receive the balance of his or her Plan Account in the form of a lump sum payment.

15. Miscellaneous

(a) Non-Assignability. No right to receive payments under the provisions of the Plan shall be transferable or assignable by a Participant, except by will or the laws of descent and distribution, and during his or her lifetime payment may only be received by the Participant or his or her legal representative or guardian.

(b) Incapacity. If the Committee determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Committee may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Committee to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Company with respect to such payments.

(c) Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Company or any rights that may exist from time to time thereunder.

(d) No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Company or any affiliate for any period of time.

(e) Responsibility for Legal Effect. Neither the Company, its affiliates or the Board or Committee, nor any officer, member, director, employee, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, neither the Company nor its affiliates shall have any liability for the tax liability that a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

(f) Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, directors, employees, agents or delegates, shall have any liability to any party for its exercise of any such right or authority.

(g) Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company, and its successors, the Participants, their Beneficiaries and the heirs and personal representatives of the Participants and their Beneficiaries.

(h) Governing Law. All questions concerning the construction, validity and interpretation of the Plan and the performance of the obligations imposed by the Plan shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

(i) Construction. In the Plan, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day are based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and

“including, without limitation,” (and the like) respectively; (f) all references to articles, sections and exhibits (and the like) are to articles, sections and exhibits (and the like) in the Plan; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to the Plan as a whole; (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(j) Severability. In the event that any provision or term of the Plan, or any agreement or instrument required hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision, term, agreement or instrument had never been a part of the Plan, except as to the extent the Committee determines such result would have been contrary to the intent of the Company in establishing and maintaining the Plan.

(k) Indemnification. The Company shall indemnify, defend, and hold harmless any employee, officer or director of the Company for all acts taken or omitted in carrying out the responsibilities of the Company, Board or Committee under the terms of the Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Company shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification shall not be provided to any person who is not a present or former employee, officer or director of the Company.

(l) Compliance with Section 409A.

(i) To the extent any provision of the Plan or action by the Company would subject a Participant to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that the Plan comply with Code Section 409A, and the Plan shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of the Plan to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of a Participant’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. The Plan may be amended to the extent necessary (including retroactively) by the

Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of the Plan. This Section 15(l) shall not be construed as a guarantee of any particular tax effect for benefits under the Plan and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other Code provision. Distributions made to a Participant under the Plan in error shall be returned to the Company and shall not create a legally binding right to such distributions.

(ii) If, as of the effective date of the Participant’s Separation from Service, the Participant is a Specified Employee, then, to the extent required pursuant to Code Section 409A, payment of any portion of the Participant’s Plan Account that would otherwise have been paid to the Participant during the six-month period following the Participant’s Separation from Service (the “Delayed Payments”) shall be delayed until the date that is six months and one day following Participant’s Separation from Service or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”). As of the Delayed Payment Date, the Delayed Payments plus interest at the Interest Rate then in effect, for the period of delay, shall be paid to the Participant in a single lump sum. Any portion of the Plan Account that was not otherwise due to be paid during the six-month period following the Participant’s Separation from Service shall be paid to the Participant in accordance with the respective payment schedule set forth under the Plan or the Participation Agreement.

16. Definitions

(a) “Annual Base Salary” means the respective Participant’s rate of annual base salary then in effect.

(b) “Beneficiary” has the meaning set forth in Section 11(b).

(c) “Board” means the Board of Directors of the Company.

(d) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or an affiliate that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, “Cause” means the Participant’s (A) engaging in gross misconduct that is injurious to the Company or an affiliate, monetarily or otherwise, (B) misappropriation of funds, (C) willful misrepresentation to the directors or officers of the Company or an affiliate, (D) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Company or an affiliate, or (E) conviction of a crime involving moral turpitude. The determination of whether the Participant’s employment was terminated for Cause shall be made by the Company in its sole discretion.

Further, notwithstanding any definition of termination for “cause” (or the like) in an employment agreement (or other similar agreement) between the Participant and the Company or an affiliate, “Cause” for purposes of the Plan shall in all events include the Participant’s violation of any applicable confidentiality or other restrictive covenant agreement between the Participant and the Company or an affiliate.

Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Separation from Service, facts and circumstances arising during the course of the Participant’s service with the Company are discovered that would have constituted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause.”

(e) “Change in Control” means the first to occur of the following:

(i) The acquisition in one or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under such Act) of 25% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from the Company by any person shall be excluded from the determination of such Person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) During any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) The consummation of a merger or consolidation involving the Company if the Company’s shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) The consummation of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(v) Acceptance by the Company’s shareholders of shares in a share exchange if the Company’s shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 25% or more of the then outstanding Voting Securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its affiliates, or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under the Plan constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(f) “Code” means the Internal Revenue Code of 1986.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company” means Heritage Financial Corporation.

(i) “Company Contributions” has the meaning set forth in Section 7(a).

(j) “Company Contribution Account” has the meaning set forth in Section 8(b).

(k) “Deferred Income” has the meaning set forth in Section 6(a).

(l) “Deferred Income Account” has the meaning set forth in Section 8(a).

(m) “Delayed Payment Date” has the meaning set forth in Section 15(l).

(n) “Delayed Payments” has the meaning set forth in Section 15(l).

(o) “Disability” or “Disabled” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(p) “Effective Date” means July 1, 2012.

(q) “Election” has the meaning set forth in Section 6(a).

(r) “ERISA” means the Employee Retirement Income Security Act of 1974.

(s) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or an affiliate that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, “Good Reason” means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:

(i) A material and adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately following the date the Participant is selected to participate in the Plan;

(ii) A material reduction in the Participant’s Annual Base Salary or target annual bonus opportunity, or a material reduction in the Participant’s aggregate benefits or other compensation plans in effect immediately following the date the Participant is selected to participate in the Plan; or

(iii) A relocation of the Participant’s primary place of employment of more than 25 miles from the Participant’s primary place of employment, and further from the Participant’s primary residence, immediately following the date the Participant is selected to participate in the Plan.

Notwithstanding any provision in this definition to the contrary, prior to the Participant’s Separation from Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Separation from Service for Good Reason, such termination must occur within six months of the initial existence of the applicable condition.

(t) “Income” has the meaning set forth in Section 6(a).

(u) “Incumbent Board” means the members of the Board as of the Effective Date.

(v) “Interest Rate” has the meaning set forth in Section 8(a).

(w) “Participant” has the meaning set forth in Section 5(b).

(x) “Participation Agreement” has the meaning set forth in Section 7(a).

(y) “Payment Event” has the meaning set forth in Section 9(b).

(z) “Plan” means the Heritage Financial Corporation Deferred Compensation Plan.

(aa) “Plan Account” means the Company Contribution Account together with the Deferred Income Account.

(bb) “Plan Year” means the calendar year, unless otherwise specified in a Participation Agreement.

(cc) “Separation from Service” means the termination of the Participant’s employment or service with the Company and its affiliates for reasons other than death. Whether a Separation from Service occurs shall be determined in accordance with Code Section 409A based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 12-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 12 months). For periods during which the Participant is on a paid bona fide leave of absence (as defined in Treasury Regulation Section 1.409A-1(h)(1)(i)) and has not otherwise terminated employment, the Participant shall be treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in Treasury Regulation Section 1.409A-1(h)(1)(i)) and has not otherwise terminated employment are disregarded for purposes of this definition (including for purposes of determining the applicable 12-month period).

(dd) “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be key employees during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12-month period that begins on April 1st following the close of such identification period. For purposes of determining whether an individual is a key employee, “compensation” shall mean such individual’s W-2 compensation as reported by the Company for a particular calendar year.

(ee) “Subject Person” has the meaning set forth in Section (e).

(ff) “Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee and in accordance with Code Section 409A.

(gg) “Valuation Date” means each December 31.

(hh) “Voting Securities” means any Company securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.